Report of Independent Registered Public Accounting Firm



The Board of Directors and Shareholders
AXP Market Advantage Series, Inc.:


In planning and performing our audits of the financial statements of AXP Small Company Index Fund and AXP S&P 500 Index Fund (funds within the AXP Market Advantage Series, Inc.) for the year ended January 31, 2005 and our audits of the financial statements of AXP Portfolio Builder Conservative Fund, AXP Portfolio Builder Moderate Conservative Fund, AXP Portfolio Builder Moderate Fund, AXP Portfolio Builder Moderate Aggressive Fund, AXP Portfolio Builder Aggressive Fund and AXP Portfolio Builder Total Equity Fund (funds within the AXP Market Advantage Series, Inc.) for the period from March 4, 2004 (when the shares became publicly available) to January 31, 2005, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of AXP Market Advantage Series, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under the standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be a material weakness as defined above as of January 31, 2005.

This report is intended solely for the information and use of management, the Board of Directors of AXP Market Advantage Series, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ KPMG LLP
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    KPMG LLP
    Minneapolis, Minnesota
    March 21, 2005